UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

                            August 26, 2025 (August 20, 2025)

Date of Report (Date of earliest event reported)

International Seaways, Inc.

(Exact Name of Registrant as Specified in Charter)

            1-37836-1

Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor

                   New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Symbol	Name of each exchange on which registered
Common Stock (no par value)	INSW	New York Stock Exchange
Rights to Purchase Common Stock	N/A	New York Stock Exchange

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On August 20, 2025, International Seaways, Inc. (the “Company”), Seaways LR Holding Corporation (the “Borrower”), International Seaways Operating Corporation and six subsidiaries of the Borrower (collectively, the “Guarantors”) entered into a credit agreement dated as of that date (the “ECA Credit Facility”) with DNB Bank ASA, New York Branch, as facility agent, K-SURE agent, security agent and hedge counterparty; DNB Capital LLC, as lender; and DNB Markets, Inc., as arranger. The ECA Credit Facility consists of (1) a 12-year term loan facility of up to $239.7 million (the “Term Loan Facility”) and (2) a revolving credit facility of up to $91.9 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”), collectively for use in respect of partly financing of six LR1 tanker newbuildings currently under construction at K Shipbuilding Co., Ltd. in Korea.

The Facilities, which combine for an effective 20-year amortization profile, are secured by a first lien on the shares of the subsidiaries that will acquire those newbuildings (one per subsidiary), along with (when delivered) a first lien on the vessels and the earnings, insurances and certain other assets of those entities. A portion of each tranche of term loans are insured by Korea Trade Insurance Corporation (“K-Sure”), up to the aggregate approximate amount of $239.7 million (reflecting approximately 70% of the anticipated contract price of the first four vessels and approximately 60% of the contract price of the last two vessels). Each K-SURE covered tranche shall be repaid in 24 equal consecutive semi-annual instalments, the first of which shall be paid on the date falling six months after the loan is drawn. Any amounts outstanding under the Revolving Facility in respect of a vessel shall be repaid on the relevant maturity date of the K-SURE covered term loan tranche. The maturity dates for the Facilities are subject to acceleration upon the occurrence of certain events (as described in the ECA Credit Facility).

Interest on the Facilities will be calculated based upon applicable Term SOFR plus the Margin (each as defined in the ECA Credit Facility). The Margin in respect of a K-SURE covered tranche is 1.10% per annum and the Margin in respect of the commercial tranche is 1.45% per annum. There are currently no amounts drawn on the Facilities, as the first newbuilding is expected to deliver later in the third quarter of 2025.

The ECA Credit Facility also contains customary representations, warranties, restrictions and covenants applicable to the Company, the Borrower and the Guarantors (and in certain cases, other subsidiaries), including financial covenants that require the Company (i) to maintain a minimum liquidity (as set out in the ECA Credit Facility) level of the greater of $50 million and 5% of the Company’s Consolidated Indebtedness; (ii) to ensure the Company’s and its consolidated subsidiaries’ Maximum Leverage Ratio will not exceed 0.65 to 1.00 at any time; and (iii) to ensure that Current Assets exceeds Current Liabilities (which is defined to exclude the current potion of Consolidated Indebtedness). Capitalized terms used in this paragraph not otherwise defined herein have the meanings ascribed to them in the ECA Credit Facility.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC. (Registrant)

Date: August 26, 2025	By		/s/ James D. Small III
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel